Exhibit (a)(1)(E)

Mandatory Offer

for

All Outstanding Registered Ordinary Shares

With No Par Value

of

Celanese AG

at

EUR 41.92 PER SHARE

by

BCP Crystal Acquisition GmbH & Co. KG

an indirect wholly-owned subsidiary of

Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

THE ACCEPTANCE PERIOD AND THE TIME PERIOD TO EXERCISE WITHDRAWAL RIGHTS WILL EXPIRE ON OCTOBER 1, 2004 (6.01H CENTRAL EUROPEAN SUMMER TIME, 12:01 A.M. NEW YORK CITY TIME), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED. IF THE CONDITION TO THE OFFER IS SATISFIED, A SUBSEQUENT ACCEPTANCE PERIOD (WITHOUT WITHDRAWAL RIGHTS) WILL CONTINUE FOR THREE MONTHS FROM THE DATE THE DOMINATION AGREEMENT (AS DESCRIBED IN THE OFFER DOCUMENT) BECOMES OPERATIVE, UNLESS THEREAFTER EXTENDED.

September 2, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (the “Bidder”) and a wholly-owned indirect subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd, a Cayman Islands exempted company, to act as Dealer Manager in connection with the Bidder’s mandatory offer (together with any amendments or supplements thereto, the “Offer”) to all minority shareholders (aussenstehende Aktionäre) of Celanese AG to purchase all of their registered ordinary shares with no par value (the “Shares”), of Celanese AG, a German stock corporation (Aktiengesellschaft) (the “Company”), at a purchase price of EUR 41.92 per Share in cash (such amount, being referred to herein as the “Offer Price”), plus interest in certain circumstances and at the rate as described below, upon the terms and subject to the condition set forth in the Offer Document dated September 2, 2004 (the “Offer Document”) and in the related Letter of Transmittal (copies of which are enclosed herewith). The Bidder is making this Offer because, in connection with a domination and profit and loss transfer agreement entered into by the Bidder and the Company on June 22, 2004 (the “Domination Agreement”), § 305(1) of the German Stock Corporation Act requires that, upon the Domination Agreement becoming operative, the Bidder must at the request of each remaining minority shareholder of Celanese AG, acquire such shareholders’ Shares in exchange for payment of “fair cash compensation” (angemessene Barabfindung). As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Bidder will pay to all minority shareholders who tender into the Offer and, whose shares are paid for after the day following the date the Domination Agreement becomes operative interest on the Offer Price from such day until the business day preceding the date of settlement, at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed dividend payments.

      The Offer is conditioned upon the Domination Agreement (as defined in Section III.3(b) “Companies Involved — Interest of the Bidder and Blackstone in Celanese AG — Domination Agreement” of the Offer Document) becoming operative. See Section V.4, “The Offer — Condition” of the Offer Document.

      For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer Document, dated September 2, 2004;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if procedures set forth in the Offer Document cannot be completed prior to the expiration of the Initial Acceptance Period (as defined in Section V.3, “The Offer — Acceptance Period” of the Offer Document);

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	A return envelope addressed to Mellon Investor Services LLC (the “North American Depositary”).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE INITIAL ACCEPTANCE PERIOD AND THE TIME PERIOD TO EXERCISE WITHDRAWAL RIGHTS WILL EXPIRE ON OCTOBER 1, 2004 (6.01H CENTRAL EUROPEAN SUMMER TIME, 12:01 A.M. NEW YORK CITY TIME), UNLESS THE INITIAL ACCEPTANCE PERIOD IS EXTENDED. IF THE CONDITION TO THE OFFER IS SATISFIED, A SUBSEQUENT ACCEPTANCE PERIOD (AS DEFINED IN SECTION V.3(C), “THE OFFER — ACCEPTANCE PERIOD — SUBSEQUENT ACCEPTANCE PERIOD” OF THE OFFER DOCUMENT) (WITHOUT WITHDRAWAL RIGHTS) WILL CONTINUE FOR THREE MONTHS FROM THE DATE THE DOMINATION AGREEMENT BECOMES OPERATIVE, UNLESS THEREAFTER EXTENDED.

      The Bidder will not pay any fees or commissions to any broker or dealer or other person (other than a customary fee to institutions that are participants in the Clearstream Banking AG system with respect to Shares held in that system, the North American Depositary, Innisfree M&A Incorporated (the “Information Agent”) and the Dealer Manager, each as described in the Offer Document) for soliciting tenders of Shares pursuant to the Offer. The Bidder will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

      In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees or, in the case of a book-entry transfer of North American Shares, an Agent’s Message (as defined in the Offer Document) in lieu of the Letter of Transmittal, and any other required documents, should be sent to the North American Depositary by October 1, 2004 (6.01h Central European Summer Time, 12:01 A.M. New York City time).

      The Dealer Manager is not making any recommendation to the shareholders of the Company as to whether to tender or refrain from tendering their Shares. Shareholders must make their own decision as to whether to tender their shares. Shareholders should discuss whether to tender their Shares with their brokers or other financial and tax advisers.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer Document, or the undersigned at 1-800-749-0121.

Very truly yours,

Deutsche Bank Securities Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE BIDDER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE NORTH AMERICAN DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.